EXHIBIT 99.1
FirstCash Announces Settlement of CFPB Litigation Related to Military Lending Act
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Fort Worth, Texas (July 11, 2025) -- FirstCash Holdings, Inc. (“FirstCash” or the “Company”) (Nasdaq: FCFS), a leading international operator of over 3,000 retail pawn stores in the U.S. and Latin America, today announced that it has reached a settlement with the Consumer Financial Protection Bureau (“CFPB”) regarding alleged violations of the Military Lending Act.

Rick Wessel, CEO of FirstCash, stated, "We are pleased to have reached this agreement with the CFPB. While we disagree with the CFPB's allegations regarding our military lending practices, we believe that agreeing to this settlement and putting this matter behind us is the best path forward for the Company. We remain committed to best meeting the needs of our customers, including members of the military and their families, and to continue providing excellent service.”

As part of the settlement, which remains subject to final court approval, FirstCash has agreed to offer a new pawn lending product for covered members of the U.S. military and their immediate families and dependents. Additionally, the Company will pay consumer redress in fees or principal returned to affected customers, which is estimated to be between $5 million and $7 million, and a $4 million fine to the CFPB victims relief fund. The financial impact of the settlement will be reflected in the Company’s GAAP financial results for the second quarter of 2025.

About FirstCash

FirstCash is a leading international operator of pawn stores focused on serving cash and credit-constrained consumers. FirstCash’s more than 3,000 pawn stores in the U.S. and Latin America buy and sell a wide variety of jewelry, electronics, tools, appliances, sporting goods, musical instruments and other merchandise, and make small non-recourse pawn loans secured by pledged personal property. FirstCash’s pawn segments in the U.S. and Latin America currently account for approximately 80% of annualized segment earnings, with the remainder provided by its wholly owned subsidiary, AFF, which provides lease-to-own and retail finance payment solutions for consumer goods and services.

FirstCash is a component company in both the Standard & Poor’s MidCap 400 Index® and the Russell 2000 Index®. FirstCash’s common stock (ticker symbol “FCFS”) is traded on the Nasdaq, the creator of the world’s first electronic stock market. For additional information regarding FirstCash and the services it provides, visit FirstCash’s websites located at http://www.firstcash.com and http://www.americanfirstfinance.com.

For further information, please contact:
Gar Jackson
Global IR Group
Phone:     (817) 886-6998
Email:     gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 258-2650
Email:     investorrelations@firstcash.com
Website:    investors.firstcash.com